PENOBSCOT SHOE COMPANY

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD ON
MARCH 27,1998

The Annual Meeting of Stockholders of Penobscot Shoe Company will be held at the office of Rudman and Winchell, 84 Harlow Street, 4th Floor, Bangor, Maine, at 8:00 A.M. on March 27, 1998 for the following purposes:

1. to fix the number of directors and to elect a Board of Directors, a Treasurer and a Clerk; and

2. to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on February 3, 1998, will be entitled to vote at the meeting.

					By Order of the Board of Directors

					GERALD E. RUDMAN, CLERK

PENOBSCOT SHOE COMPANY
North Main Street
Old Town, Maine 04468

PROXY STATEMENT

	This statement is furnished in connection with the solicitation by the management of Penobscot Shoe Company (hereinafter called the "Company") of the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Friday, March 27, 1998, and at any adjournment thereof. This statement and the form of proxy were mailed to stockholders on February 26, 1998.

	The annual report of the Company for the fiscal year ended November 28, 1997, which accompanies this proxy statement, is not to be deemed a part of the proxy soliciting material.

	The Company's only voting securities are its shares of Common Stock having a par value of $1.00 per share (the "Common Stock"). As of the close of business on February 3, 1998, there were outstanding 1,374,991 shares of such stock, held by approximately 225 stockholders of record.

	Holders of Common Stock of the Company are entitled to one vote at the meeting for each share of such stock held by them of record at the close of business of February 3, 1998, upon each matter which may come before the meeting, including the election of directors.

	In order to be considered for inclusion in the Company's proxy state-ment and form of proxy for presentation at the Company's annual meeting for the current fiscal year ending November 27, 1998, proposals by shareholders must be received at the Company's principal offices by October 15, 1998.

ELECTION OF DIRECTORS, A TREASURER, AND A CLERK AND
INFORMATION RESPECTING NOMINEES, INCLUDING SECURITIES
BENEFICIALLY-OWNED

	The By-Laws of the Company require that its Board of Directors consist of not less than three, nor more than fifteen, directors as fixed at the Annual Stockholders Meeting. Subsequent to the Annual Meeting, stockholders may increase or decrease (within the limits above specified) the number of directors as thus fixed, and fill any vacancy thereby created.

	The management recommends that the number of directors be fixed at six and, unless authority to do so is withheld in the accompanying proxy, intends to vote the proxies hereby solicited for the election as directors of the six persons hereinafter listed. Messrs. Kagan, Moody, Rudman, Guthrie, Riddle, and Hansen are presently serving as directors and were elected to their present term of office as directors of the Company by the stockholders on March 31, 1997. Management also recommends that Mr. Rudman be re-elected Clerk and Mr. Keane be re-elected Treasurer. Directors hold office for a term expiring upon the election and qualification of a successor. Information concerning said nominees is set forth below.

	The Company is not presently aware of any reason that would prevent any of such persons from serving as a director if he is elected.


										                                                                  Shares owned
								                              	                            First	   Beneficially
			             	      Employment for				                          Became	  and of record on
Name	      	      Age 	Past Five Years			                       	  Director February 3, 1998
Irving Kagan        69   Chairman of the Board of Directors;	       1960		   460,499
                 		    		previously Chief Executive Officer
Francis J. Guthrie  60  	Executive Vice President, Marketing   	    1984       1,500
                    		 		and Sales Fortis Benefits Insurance
                    			 	Company; previously, Sr. VP of
                    				 Corporate Marketing and Communications,
	                    		 	Fortis, Inc., President and Chief
                         Executive Officer, The Guthrie Group
                         (marketing/advertising)
Paul Hansen		       57  	President, Chief Executive Officer; 	      1989  	      800
                     				previously Chief Operating Officer and
                     				Treasurer
James L. Moody, Jr. 66	  Retired, formerly Chairman of the Board,   1971         500
                         Hannaford Bros.	Co. (wholesale and
                         retail distributor of	groceries); Also
                         a Director of UNUM Corporation (insurance),
                         IDEXX Laboratories,	Inc., Staples, Inc.,
                         and a Trustee of the Colonial Group of
                         Mutual Funds
John I. Riddle	     60  	Retail Real Estate and Shopping Center 	   1989		     1,000
                     				Consultant; previously, President,
                     				Sturbridge Yankee Workshop, Inc. (retail
                     				firm)
Gerald E. Rudman    69	  Clerk of Company, Senior Partner, Rudman	  1975		     7,000
                     				& Winchell (law firm)
David L. Keane	     45  	Vice President of Finance and Admin.-  	       _		       500
                     				istration and Treasurer
All directors and				                			   	                    	            471,954
officers as a group						  	   	                                     34.3% of shares
(9 persons)							    	  	                                             (outstanding)


PRINCIPAL STOCKHOLDERS

	The principal beneficial owners of the Company's Common Stock are as follows:

 			               	Number of Shares	   % of Total
				                Beneficially	       Outstanding Shares
				                Owned on		          Owned on
Name				            February 3, 1998    February 3, 1998

Irving Kagan		   	       460,499(a)         		33.5
Mildred K. Striar			     293,898(a)         		21.4
Joseph R. Nerges		 	     129,200       	       9.4

	TOTAL			                883,597            		64.3

	(a) Subject to an agreement between Mr. Kagan and Mrs. Striar granting each a right of first refusal and certain rights of participation with respect to the shares of the other.

	The company knows of no other person owning beneficially more than 5% of the Company's Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. The Company believes that during the fiscal year ended November 28, 1997, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

MEETINGS OF THE BOARD OF DIRECTORS AND OF ITS COMMITTEES

	During the year ended November 28, 1997, the Board of Directors held a total of four meetings.

	The chairman of the Board of Directors appoints an audit committee, a compensation committee, and a nominating committee after the annual meeting. Messrs. Moody, Guthrie, Rudman, and Riddle constituted the Board's audit committee for the past fiscal year. This committee reviews with the Company's independent certified public accountants the scope of their audit work, the results of the audit, and the examination of the Company's internal accounting and control procedures. During the year ended November 28, 1997, the audit committee held one meeting.

	Messrs. Kagan, Rudman, Moody, Hansen, Riddle, and Guthrie constituted the Board's compensation committee for the past fiscal year. This committee reviews, recommends and approves the Company's compensation policies and practices, including the level of compensation of officers of the Company, and makes recommendations concerning compensation of directors. During the year ended November 28, 1997, the compensation committee held one meeting.

	Messrs. Kagan, Guthrie, Moody, Rudman, Hansen, and Riddle are members of the nominating committee. This committee identifies, reviews and recommends individuals to fill Board vacancies. One meeting was held during the year ended November 28, 1997.

COMPENSATION OF, AND TRANSACTIONS WITH, DIRECTORS,
	 OFFICERS AND OTHERS

	The following table sets forth all direct compensation paid by the Company during the year ended November 28, 1997, to the highest-paid officers and directors whose aggregate direct compensation exceeded $100,000.

Summary Compensation Table
                                                         						    		 Long Term		   								        	Long Term
					                                   Annual Compensation          Compensation
						                                                           Other
					                                                            Annual
Name and			                              	Salary      Bonus   Compensation 	  Options
Principal Position		              Year	    ($)       ($)(1)      ($) 	          (#)
Paul Hansen			                    1997    161,178          -      6,643      	   -
  President and Chief Executive   1996    158,102     25,737      6,643      	   -
     Officer                      1995    156,407          -      5,668    	     -



William Hoskins(2)                1997   	116,699          -        180          -
  Vice President - Sales	         1996   	113,103     15,442        180          -
                           		     1995    111,405          -        115		        -



(1.) The basic objective of the incentive plan in 1996 and 1997 was to reward members of the executive team when, in the discretion of the Board of Directors, the Company outperformed certain standards set by the Board. For fiscal 1997, the standards required by the plan were net sales of $18,751,000 and operating profits of 7.5% of net sales. These standards were not achieved in 1997 and accordingly no bonus pool was funded. The amounts of the bonus pool(the "Pool") for fiscal 1996 and the distribution of the pool was determined in accordance with the following guidelines:

 Pool amount: 50% of the operating profits in excess of 5% of net sales until the Pool amounted to $125,000; thereafter, the Pool increased by 25% of operating profits, up to a maximum Pool of $200,000. If the Company achieved operating profits in excess of 5% of net sales, but under-performed $16,305,000 in net sales, the 50% factor would be reduced by twice the percentage net sales fell short of $16,305,000.

 Distribution: The Pool was allocated among executives based on each individual's contribution to the Company performance as determined by the Board of Directors in its unilateral discretion.

(2.) Mr. Hoskins was employed by the Company starting on February 15, 1993. He became Vice President-Sales on April 1, 1994.

	Upon the death of any employee who has served the Company for at least 15 years and has been an officer and/or director of the Company and/or any subsidiary for at least two years, the Company will pay the sum of $5,000 and one year's salary to the employee's widow and minor children.
Mr. Hansen and Mr. Wilhelm Pfander, Vice President of Manufacturing currently qualify for these benefits.

	Mr. Kagan, Chairman of the Board of Directors, retired as Chief Executive Officer of the Company on December 31, 1993. On November
26, 1993, the Board of Directors voted to provide him a supplemental retirement benefit of $20,000 per year. During 1997, Mr. Kagan received payments totaling $20,000 as a result of this supplemental retirement benefit.

	The compensation for each outside director in fiscal 1997 consisted of an annual retainer of $7,500, and a payment of $500 for each meeting attended. In addition, the Chairman of the Board receives an annual retainer of $20,000. Director compensation for fiscal 1998 is expected to continue at this rate.

CONTRIBUTORY RETIREMENT PLAN

	Since 1981, Penobscot Shoe Company has had a contributory retirement plan covering substantially all employees. This is a defined benefit plan and the amount of the Company's contribution with respect to specified persons cannot be readily calculated by the actuaries of the plan.

The annual retirement benefits for each pension plan year of future service are determined as .85% of annual earnings which are not in excess of $16,200, and 1.5% of any excess of annual earnings over $16,200. Past service (prior to January 1, 1988) benefits are determined for each year of credited past service as .65% of average earnings of the three years ended January 1, 1988 up to $16,200 and 1.5% of the average over $16,200.

	All employees who are enrolled as members of the pension plan contribute in each plan year .5% of their annual earnings up to $16,200, and 2.5% of their annual earnings in excess of $16,200. The following table shows the annual pension benefit payable to employees, including officers, retiring at age 65 using a constant salary. The table includes past and future service as follows: for 15 years service, 10 years of past service and 5 years of future service; for 25 years service, 20 and 5 respectively; for 30 years service, 25 and 5 respectively; for 35 years service, 30 and 5; for 45 years service, 40 and 5.

Approximate Annual Pension Upon Retirement at Age 65

                 	15 Years  	25 Years 	 30 Years   35 Years  	45 Years
Compensation     	Service   	Service	   Service	   Service 	  Service
$ 75,000	         $ 15,134   $ 25,007  	$ 29,943  	$ 34,880   $ 44,753
 100,000            20,759     34,382     41,193  	  48,005	    61,628
 125,000            26,384 	   43,757 	   52,443 	   61,130     78,503
 150,000	           32,009	    53,132	    63,693	    74,255	    95,378
 160,000            34,291     56,914     68,225     79,537    102,160


	For the highest paid officers and directors, years of credited service for pension plan purposes and the amount of compensation for the fiscal year on which the pension benefit calculations were based are as follows:

                        			     Years of			    Compensation
Name of Individual    	     Credited Service	  Covered

Paul Hansen	                   		31    			    $ 160,000
William Hoskins			                5		           116,699

1991 STOCK OPTION PLAN

	The Company's 1991 Stock Option Plan (the "Plan") was adopted by the Board of Directors on December 20, 1990 and approved by the Company's stockholders at the 1991 annual meeting. The Plan provides that options for the purchase of up to 75,000 shares of Common Stock may be granted, of which 33,000 shares remained available at December 1, 1997. The Plan is intended to promote the growth and profitability of the Company by providing key employees with additional incentive to achieve the Company's objectives and to enable the Company to attract and retain key employees of outstanding ability.

	The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has the authority to designate the key employees eligible to participate, to prescribe the number of shares and other terms of awards, to interpret the Plan and to make rules and regulations and all other determinations for administering the Plan. None of the Directors constituting the Committee is eligible to receive any stock options pursuant to the Plan.

	The exercise price of all options granted by the Committee will not be less than 100% of the fair market value of the Common Stock on the date the option is granted. All options granted under the Plan must expire ten years after the date they were granted unless provision is made for an earlier expiration. No option may be granted later than ten years following the date the Plan was approved by the Board of Directors. The full purchase price for shares acquired upon the exercise of an option must be paid in cash, Common Stock, or the promissory note of the participant containing such terms as the Committee shall specify, or a combination thereof, as the Committee may determine.

	If the optionee ceases to serve the Company for reasons other than death or total and permanent disability, the optionee may exercise his or her option for a period equal to the earlier to occur of the end of such exercise right as set forth in the option, or three months following such termination, to the extent the option was exercisable prior to termination. Except as so exercised, the option expires at the end of such three month period. If the optionee, while in the service of the Company, dies or becomes permanently and totally disabled at any time while he or she is entitled to exercise an option, the optionee or his or her executor, administrator, heir or legatee may exercise the option in full at any time up to one year following the date of such termination or the end of the tenth year following the grant of the option, if earlier. Options may be granted on terms different from those set forth in the Plan in substitution for options held by employees of other companies who become employees of the Company or a subsidiary as a result of a merger or other acquisition transaction.

	Options may not be transferred by an optionee otherwise than by will or by the laws of descent and distribution and during the optionee's lifetime can be exercised only by the optionee.

	In the event that there is a change of control of the Company, as defined in the Plan, each option held pursuant to the Plan will become fully exercisable. In the event of a stock dividend, stock split, recapitalization or other change in the Company's capital stock, the number and kind of shares of stock or other securities subject to an option granted hereunder, and the maximum number of shares or other securities available under the Plan, the purchase price, and other relevant provisions, may be appropriately adjusted by the Committee. The Committee may also make such adjustments in the event of a material change in accounting principles or practices, a consolidation or merger where the Company survives, a sale or acquisition of significant amounts of stock or other property, or the occurrence of any other event, if determined by the Committee to warrant such an adjustment to avoid distortion of the Plan.

	Subject to the provision dealing with changes in control, if the Company is involved in a merger or consolidation in which it is not the surviving corporation, or the Company's shares are converted into, or exchanged for, the shares of another corporation, or into or for other consideration, all options granted hereunder shall terminate upon such event. However, if such an event occurs, the Committee shall cause replacement options to be granted or make all outstanding options exercisable in full for a period of twenty days prior to such event.

	The Committee may amend the Plan and any option granted thereunder, provided that, without the approval of the Stockholders of the Company, no amendment may (except in the event of stock dividends, stock splits, certain mergers, spin-offs, and similar events, as herein provided) increase the maximum number of shares available under the Plan, the designation of those eligible to participate in the Plan, reduce the minimum option price of future options, or extend the time within which options may be granted. No amendment may adversely affect the rights of any optionee without his or her consent.

	All grants of options under the Plan or their exercise shall be in accordance with applicable federal and state laws and regulations, and the Company may impose such conditions and requirements as it deems necessary or desirable to assure such compliance.

	The Plan is not intended to qualify for incentive stock option tax treatment under the Internal Revenue Code.

	No options were granted during fiscal 1997.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values November 28, 1997

 	               Shares       Value        Number of Unexercised        Value of Unexercised
  	           Acquired on   Realized  Options on November 28, 1997  Options on November 28, 1997
Name           Exercise(#)     ($)    Exercisable    Unexercisable   Exercisable  Unexercisable
Paul Hansen	       ____	       ____	    10,000        	    	0	          $28,750        0
Wilhelm Pfander	   ____	       ____	     6,000	 	           0	           17,250	       0
William Hoskins	   ____	       ____	     5,000	            	0	            5,000   		   0
David L. Keane	    ____	       ____	     5,000		            0 	          14,375        0
John R. French 	  3,800   	    9,975	        0            		0                 0		      0

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

	No principal accountant has been selected for fiscal 1998. The firm of BDO Seidman was principal accountant for fiscal 1997. In the past, the Board of Directors has selected the auditors following the annual Meeting and intends to do so again at that time. It is not expected that a representative of the Company's principal accountant will be at the annual meeting.

OTHER BUSINESS

	Management does not intend to present to the meeting any business other than the matters herein before referred to, and was not aware, a reasonable time before this solicitation of proxies, of any other matters which may be properly presented by others at the meeting. If any other business should come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment. The proxies solicited by management will be voted in favor of the six nominees for election as directors and for the nominees for election as Treasurer and Clerk named above. Although the management does not contemplate that any of the nominees will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or some other unexpected occurrence, the proxy will be voted for the election of a nominee according to the judgment of the person voting the proxy.

	This proxy is solicited by the management of the Company and if returned duly signed, will be voted by the person or persons therein named. Prior to the taking of a vote, any proxy may be revoked at any time by the stockholder appointing the proxy. It is suggested that notice of revocation be given in writing to the Clerk prior to voting. The management owns or has power to vote a sufficient number of shares to assure election of the nominees herein proposed. The vote of a majority of the number of shares present or represented at the meeting at which a quorum (a majority of the shares outstanding) is present or represented is required for the election of directors, Treasurer and Clerk.

COST OF SOLICITATION

	The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation by mail, the Company is requesting banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instruction. The Company will reimburse them for their expenses in so doing. Officials and regular employees of the Company may solicit proxies personally, by telephone or telegram, from some shareholders, if proxies are not promptly received.

	Upon written request, the Company will furnish any stockholder at no cost a copy of its annual report to the Securities and Exchange Commission on form 10-K including financial statements and schedules thereto for the last fiscal year. Such requests must contain a representation that the person making the request was a beneficial owner of the Company's stock on February 3, 1998, the record date for this Proxy solicitation. Requests should be addressed to:
Vice President Finance and Administration, Penobscot Shoe Company, Old Town, Maine 04468.


February 25, 1998

Appendix:  Proxy Card


Proxy

PENOBSCOT SHOE COMPANY

This proxy is solicited by the Board of Directors

The undersigned stockholder of Penobscot Shoe Company hereby constitutes and appoints Irving Kagan and Gerald E. Rudman and either of them, Attorneys-in-Fact, with power of substitution and revocation, for and in the name and place of the undersigned to vote and act as proxy at the Annual Meeting of Stockholders of the Company to be held on Friday, March 28, 1998 at the office of Rudman and Winchell, 84 Harlow Street, Bangor, Maine at 8:00 a.m., and at any and all adjournments thereof upon all shares of stock in said Company held by the undersigned or upon which the undersigned will be entitled to vote, will at the powers the undersigned would possess if personally present.

Said proxies are instructed and authorized as follows:

(1) Fixing the number of directors for the ensuing year at six

For
Against
Abstain

(2) Election of Directors
For all nominees listed to the right (except as marked to the contrary)

Withhold Authority (to vote for all nominees listed to the right.)

Instruction: to withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below:

F. J. Guthrie, P. Hansen, I. Kagan, J. L. Moody, Jr., J. Riddle, G. E. Rudman

(3) For the election as Treasurer and Clerk of the Company of the respective nominees named in said Proxy Statement.

To Vote
Refrain from voting

In the absence of any specification with respect to items (2) and (3), said proxies will be deemed to have been authorized to vote for election. In the absence of any specification with respect to item (1), said proxies will be deemed to have been authorized to vote for the matter in such item. If specification is made, proxies will be noted in accordance with such specification.

Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting.


Signature

Date:                                                1998.